Exhibit 5

August 17, 2006

Bronco Drilling Company, Inc.

16217 North May Avenue

Edmond, OK 73013

Re:	Bronco Drilling Company, Inc.

Ladies and Gentlemen:

We have acted as counsel to Bronco Drilling Company, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-1 (Registration No. 333-134322), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offering and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act, as set forth in the Registration Statement and the form of prospectus contained therein, by the selling stockholders listed in the Registration Statement (the “Selling Stockholders”) of up to 4,000,000 shares (the “Selling Stockholder Shares”) of the Company’s common stock, par value $0.01 per share.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Selling Stockholder Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

B. This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts or circumstances that may hereafter come to our attention.

Bronco Drilling Company, Inc.

August 17, 2006

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P. AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.